EXHIBIT 23.8
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” and the use of our reports dated March 16, 2009, in Amendment No. 1 to the Registration Statement (Form S-4) and related Prospectus of Ameristar Casinos, Inc. for the registration of $650,000,000 of 9 1/4% Senior Notes due 2014.
/s/ Ernst & Young LLP
Las Vegas, Nevada
January 11, 2010